                                                                      EXHIBIT 11

                           Software AG Systems, Inc.
                       Computation of Earnings Per Share

              (In thousands, except for per share dollar amounts)

                                  (Unaudited)

                                                 Predecessor                          Successor
                                                ------------   ---------------------------------------------------------
                                                Three months   Three months    Six months    Three months   Nine months
                                                    ended          ended          ended         ended           ended
                                                  Mar. 31,       Sept. 30,      Sept. 30,     Sept. 30,       Sept. 30,
                                                    1997           1997           1997           1998           1998
                                                ------------   ------------   ------------   ------------   ------------
Weighted average common shares outstanding...       24,338   |     24,338         24,338         30,111         29,800
Effect of dilutive securities................        1,556   |        ---            ---          1,963          2,049
                                                  --------   |   --------       --------       --------       --------
Weighted average common shares outstanding                   |
 assuming dilution...........................       25,894   |     24,338         24,338         32,074         31,849
                                                  ========   |   ========       ========       ========       ========
                                                             |
Calculation of net income per share:                         |
  Net (loss) income..........................     $  1,373   |   $ (3,227)      $ (1,076)      $  6,823       $ 18,358
                                                  ========   |   ========       ========       ========       ========
  Net (loss) income per share................     $   0.06   |   $  (0.13)      $  (0.04)      $   0.23       $   0.62
                                                  ========   |   ========       ========       ========       ========
  Net (loss)income per share -- assuming                     |
   dilution..................................     $   0.05   |   $  (0.13)      $  (0.04)      $   0.21       $   0.58
                                                  ========   |   ========       ========       ========       ========

Note: For the three months and the six months ended September 30, 1997, the assumed exercise of stock options has not been included in the calculation as they would be anti-dilutive.